Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated January 25, 2010
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P3Z7

Principal Amount (in Specified Currency): $500,000,000.
TMCC may increase the Principal Amount prior to the Original
Issue Date but is not required to do so.

Issue Price: 99.991%

Trade Date: January 25, 2010

Original Issue Date: January 29, 2010

Stated Maturity Date: January 29, 2013

Interest Rate: 2.00% per annum

Interest Payment Dates: The 29th of each July and January, commencing on July 29, 2010, and on the Stated Maturity Date

Net Proceeds to Issuer: $499,355,000

Agents' Discount or Commission: 0.12%

Agents:	 Citigroup Global Markets Inc.
	 Deutsche Bank Securities Inc.

Agents' Capacity:
 	[  ] Agent
 	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Day Count Convention:
	[X] 30/360
	[  ] Actual/360
	[  ] Actual/Actual

Business Day Convention
	[X] Following, unadjusted
	[  ] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000
and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
	Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the "Distribution Agreement") dated March 10, 2009, between Toyota Motor Credit Corporation ("TMCC") and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc. ("Citigroup"), Deutsche Bank Securities Inc. ("Deutsche Bank"), HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, (i) Citigroup, acting as principal, has agreed to purchase and TMCC has agreed to sell to Citigroup $250,000,000 principal amount of the Notes (the "Citigroup Notes") at 99.871% of such principal amount, and (ii) Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell to Deutsche Bank $250,000,000 principal amount of the Notes (the "Deutsche Bank Notes") at 99.871% of such principal amount. Citigroup will receive a discount or commission equal to 0.12% of the principal amount of the Citigroup Notes and Deutsche Bank will receive a discount or commission equal to 0.12% of the principal amount of the Deutsche Bank Notes.

Under the terms and subject to the conditions of the Distribution Agreement, the obligations of Citigroup and Deutsche Bank to purchase the Citigroup Notes and the Deutsche Bank Notes, respectively, are several and not joint, and in the event of a default by either Citigroup or Deutsche Bank, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Citigroup and Deutsche Bank is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.